{178585.DOC178585178585.DOC;|1)}
                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:               DAVIS PARK SERIES TRUST

Address of Principal Business Office (Number and Street, City, State, ZIP Code):

                                 127 Devin Road
                            Moraga, California  94556

Telephone Number (including area code): (800) 394-5064

Name and address of agent for service of process:

                               Nicholas D. Gerber
                                  P.O. Box 6919
                            Moraga, California  94570

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes                                 No


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Moraga and State of California on the 14th day of September, 2000.

                                        DAVIS PARK SERIES TRUST


                                        By:
                                             Nicholas D. Gerber